Exhibit 99.1

Zevia Appoints Suzanne Ginestro to Board of Directors

LOS ANGELES – (BUSINESS WIRE) – January 7, 2026 – Zevia PBC (“Zevia”) (NYSE:ZVIA), the Company that provides naturally delicious, zero sugar better-for-you beverages, today announced today the appointment of Suzanne Ginestro, Chief Marketing Officer of Califia Farms, to the Company’s Board of Directors (“Board”), effective immediately. Ginestro will also serve on the Compensation Committee. This appointment further diversifies Zevia’s board bringing more than 25 years of marketing expertise across the food, beverage and wellness industries. Justin Shaw, Operating Partner at La Caisse, will step down from the Board effective on February 24, 2026.

“We are thrilled to welcome Suzanne to our Board,” said Paddy Spence, Chair of the Board of Zevia. “With over 25 years of experience in brand building, product portfolio strategy and consumer engagement across premium, better-for-you, consumer categories, Suzanne is an accomplished executive leader with significant experience driving business strategies that build a runway for long-term growth. Her proven ability to scale brands and drive expansion in competitive markets will be instrumental as we continue to expand and deliver lasting value for our stakeholders.” “We also want to express our appreciation for Justin’s long service to the Company and his contributions to the Board throughout.”

As CMO and a part of a seasoned executive team, Ginestro has led the Califia Farms brand to new heights, resulting in share gains and the highest contributor to growth within the dairy alternatives category. Prior to her role at Califia Farms, Ginestro served as Chief Marketing Officer at Quest Nutrition, where she established robust brand management and innovation capabilities and oversaw digital commerce initiatives. Ginestro played an instrumental role in the Quest business turn-around and led the brand’s expansion into five new product categories, which resulted in multi-year double-digit growth. Previously, as Chief Marketing and Innovation Officer for Campbell Fresh, she managed a $1 billion portfolio, driving growth through innovation and new business models. Her career also encompasses key leadership roles at Pinkberry, Red Bull North America, and Dreyer’s Grand Ice Cream, in addition to impactful board service, demonstrating her broad influence and commitment to industry excellence.

“We look forward to working with Suzanne and believe she will be a tremendous asset to the Board,” said Amy Taylor, Chief Executive Officer and Board member at Zevia. “Suzanne’s background combining strategic and operational leadership, brand stewardship, and high-growth business experience further strengthens board capabilities, and we are confident her guidance will help propel us forward.”

"I am honored to join Zevia’s Board of Directors,” Ginestro said. “I look forward to leveraging my experience in strategic brand-building to help Zevia reach its full growth potential. Throughout my career, I have balanced creative brand vision with disciplined commercial execution, which aligns strongly with Zevia’s strategic vision. I look forward to contributing to the Company’s continued success.”

About Zevia

Zevia PBC, a Delaware public benefit corporation designated as a “Certified B Corporation,” is focused on addressing the global health challenges resulting from excess sugar consumption by offering a broad portfolio of zero sugar, zero calorie, naturally sweetened beverages. All Zevia® beverages are made with a handful of simple, plant-based ingredients, contain no artificial sweeteners, and are Non-GMO Project verified, gluten-free, Kosher, and vegan. Zevia is distributed in more than 39,000 retail locations in the U.S. and Canada through a diverse network of major retailers in the grocery, drug, warehouse club, mass, natural, convenience and ecommerce channels.

(ZEVIA-F)

Investor Contact

Jean Fontana
Addo Investor Relations
zevia@addo.com

Source: Zevia PBC